                                                                    Exhibit 99.1

   (1) The amount reported includes an aggregate of 21,037,500 shares of common stock of Ryerson Holding Corporation (the "Issuer"). This consists of (i)
3,022,756.57 shares of common stock held by Platinum Equity Capital Partners,
L.P.; (ii) 564,690.79 shares of common stock held by Platinum Equity Capital
Partners-PF, L.P.; (iii) 830,427.65 shares of common stock held by Platinum
Equity Capital Partners-A, L.P.; (iv) 9,399,614.50 shares of common stock held by Platinum Equity Capital Partners II, L.P.; (v) 1,523,055.50 shares of common stock held by Platinum Equity Capital Partners-PF II, L.P.; (vi) 1,489,455
shares of common stock held by Platinum Equity Capital Partners-A II, L.P.; and
(vii) 4,207,500 shares of common stock held by Platinum Rhombus Principals, LLC.
Platinum Equity, LLC directly or indirectly owns of each of the Platinum entities listed above and Tom Gores is the Chairman and Chief Executive Officer
of Platinum Equity, LLC, which, through its affiliates, manages Platinum Equity,
LLC and its affiliated investment funds. Mr. Gores may be deemed to share voting and investment power with respect to all shares of common stock of the Issuer held beneficially by Platinum Equity, LLC through the above listed affiliated investment funds. Mr. Gores disclaims beneficial ownership of all shares of common stock of the Issuer that are held by each of the Platinum entities listed above with respect to which Mr. Gores does not have a pecuniary interest therein. Eva M. Kalawski, Mary Ann Sigler and Jacob Kotzubei are directors of the Issuer and each disclaims beneficial ownership of any shares of common stock of the Issuer that they may be deemed to beneficially own because of their affiliation with Platinum, except to the extent of any pecuniary interest therein. This report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as
amended, or for any other purpose.